EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the inclusion in this Annual Report on Form 10-K of ONAR Holding Corporation (the “Company”) of our report dated June 11, 2026, relating to the consolidated financial statements of the Company as of and for the year ended December 31, 2025, which appears in this Form 10-K.

San Mateo, California	/s/ WWC, P.C.
June 11, 2026	Certified Public Accountants
PCAOB ID No.1171